                                                                      EXHIBIT 11


                          CASEY'S GENERAL STORES, INC.

                          ____________________________


                       COMPUTATION OF PER SHARE EARNINGS


Primary earnings per share - The computation of primary earnings per share is not presented since such computation can be clearly determined from the material contained in the Financial Statements and notes thereto included in the Company's Annual Report to Shareholders for the fiscal year ended April 30, 1994.

Fully diluted earnings per share - The following sets forth the computation of per share earnings on a fully diluted basis:

                                                  Year Ended April 30,
                                                  --------------------

                                    1994                1993           1992
                                    ----                ----           ----

Net income                       $16,564,097         $13,323,156    $11,513,744

Interest savings net of
 income taxes on assumed
 conversion of convertible
 debentures                        1,220,747           1,356,250      1,361,719
                                 -----------         -----------    -----------

Earnings applicable to
 fully diluted shares            $17,784,844         $14,679,406    $12,875,463
                                 -----------         -----------    -----------
                                 -----------         -----------    -----------


Average common shares
 outstanding                      22,571,288          22,162,124     22,057,684
Average common equivalent
 shares applicable to
 stock options                       125,704              32,446         57,738
Average common shares
 issuable on assumed
 conversion of convertible
 debentures                         3,320,836          3,684,210      3,684,210
                                  -----------        -----------    -----------

                                   26,017,828         25,878,780     25,799,632
                                  -----------        -----------    -----------
                                  -----------        -----------    -----------


Earnings per share-fully
 diluted basis (A)                $       .68        $       .57    $      . 50
                                  -----------        -----------    -----------


(A)  Fully diluted earnings per share cannot exceed primary earnings per share.